EXHIBIT 99.1

RISK FACTORS

Risks Relating to Our Industry

The markets for our products and services are intensely competitive, and we may not be able to compete successfully against existing and future competitors which may make it difficult to maintain or increase our market share and revenues.

The markets for our products and services are intensely competitive, and we expect competition to increase in the future. For information regarding the markets in which each of our business units compete, see the section entitled “Business—Competition” in our annual report. Many of our current and potential competitors, such as major telecommunications service providers, have longer operating histories, greater name recognition, more robust product offerings, more comprehensive support organizations, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer demands. They may also be able to devote greater resources than we can to the development, promotion and sale of their products and services. We believe that our current competitors are likely to expand their product and service offerings and new competitors are likely to enter our markets. Acquisitions or strategic alliances, including those among existing and new competitors or their attempts to integrate their products and services, may result in greater competition. For example, several independent conferencing companies have recently been acquired by larger companies, including the acquisitions of InterCall and ConferenceCall.com by West Corporation and the acquisition of PlaceWare, Inc. by Microsoft Corp. and subsequent integration of PlaceWare’s services into Microsoft Office System. Increased competition could result in price pressure on our products and services and a decrease in our market share in the various markets in which we compete, either of which could hinder our ability to grow our revenues.

Technological changes and the development of alternatives to our products and services may cause us to lose customers and market share and may hinder our ability to maintain or grow our revenues.

The market for our products and services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. We expect new products and services, and enhancements to existing products and services, to be developed and introduced that will compete with our products and services. Technological advances may result in the development and commercial availability of alternatives to or new methods of delivering, our products and services and pricing options that could be more attractive to our customers. These developments could cause our existing products and services to become obsolete, result in significant pricing pressure on our products and services or allow our existing and potential customers to meet their own telecommunications needs without using our services. For example, if customers more rapidly adopt Internet protocol (“IP”)-based conferencing services or IP-based PBX systems, our results of operations could be adversely affected. We do not typically have long-term contractual agreements with our customers, and any of these developments could result in significant customer loss.

We must continually introduce new products and services in response to technological changes, evolving industry standards and customer demands for enhancements to our existing products and services. For example, in response to evolving industry standards, we recently released fax2MAIL, SecureMAIL and enhancements to our messageREACH, voiceREACH and PremiereCall Auditorium services, but these products and services may not be as successful as those of our competitors. We will not be able to gain market share and increase our revenues if we are unable to develop new products and services, or if we experience delays in the introduction of new products and services. Our ability to successfully develop and market new products and services and enhancements that respond to technological changes, evolving industry standards or customer demands, is dependent on our ability to:

•	foresee changes in industry standards;

•	anticipate and apply advances in technologies;

•	enhance our software, applications, equipment, systems and networks; and

•	attract and retain qualified and creative technical personnel.

We are subject to pricing pressures for our products and services which could cause us to lose market share and decrease revenues and profitability.

We compete for customers based on several factors, including price. A decrease in the rates charged for communications services by our competitors could cause us to reduce the rates we charge for our products and services. If we cannot compete based on price, we may lose market share. If we reduce our rates without increasing our volume or our market share, our revenues could decrease. For example, in 2002, increased competition and decreased demand for Xpedite’s traditional or “legacy” store and forward fax business resulted in a decrease in Xpedite revenue. Further, if we reduce our rates and our costs of providing our products and services do not decrease proportionately, or if they increase, this could have a material adverse effect on our results of operations.

Continuing softness in the economy has resulted, and may continue to result, in adverse effects on the telecommunications industry.

The downturn in general economic conditions, including the telecommunications services industry, has forced several of our customers and suppliers, including MCI and Global Crossing, to file for protection from creditors under the United States Bankruptcy Code or to reconfigure their capital structure. Some of these companies had significant debt servicing requirements and were unable to generate sufficient cash from operations to both service their debt and to maintain their business operations. We cannot assure you that our customers or suppliers will remain financially viable, or that the measures we follow will be effective. If general economic conditions in the United States remain at current levels for an extended period of time or worsen, our business could be adversely affected.

Risks Relating to Our Business

Our future success depends on market acceptance of our new products and services.

Market acceptance of our new products and services often requires that individuals and enterprises accept new ways of communicating and exchanging information. A decline in the demand for, or the failure to achieve broad market acceptance of, our new products and services could hinder our ability to maintain and increase our revenues. We believe that broad market acceptance of our new products and services will depend on several factors, including:

•	ease of use;

•	price;

•	reliability;

•	accessibility to our services;

•	quality of service;

•	system security;

•	product functionality; and

•	the effectiveness of our strategic marketing and sales efforts and distribution relationships.

If we do not meet these challenges, our new products and services may not achieve broad market acceptance or market acceptance may not occur quickly enough to justify our investment in these products and services.

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on the market acceptance of our Web-enabled products and services.

The concern regarding the security of confidential information transmitted over the Internet may prevent many potential customers from using Internet-related products and services. If our Web-enabled products and services, such as messageREACH, do not include sufficient security features, our Web-enabled products and services may not gain market acceptance, or we may experience legal exposure. Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruption in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments in efforts to protect against and remedy these types of security breaches. Additionally, as electronic commerce becomes more widespread, our customers will become more concerned about security. If we are unable to adequately address these concerns, we may be unable to sell our Web-enabled products and services.

If our quarterly results do not meet the expectations of public market analysts and investors, our stock price may decrease.

Our quarterly revenues are difficult to forecast because the market for our services is rapidly evolving. Our expense levels are based, in part, on our expectations as to future revenues. If our revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately, and our operating results would likely be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will fail to meet the expectations of public market analysts and investors. In this event, the market price of our common stock will likely decline.

Our operating results have varied significantly in the past and may vary significantly in the future. Specific factors that may cause our future operating results to vary include:

•	the unique nature of strategic relationships into which we may enter in the future;

•	the financial performance of our strategic partners;

•	fluctuations in operating expenses;

•	the reliability and performance of our products and services;

•	the timing of new product and service announcements;

•	market acceptance of new and enhanced versions of our products and services;

•	changes in legislation and regulations that may affect the competitive environment for our products and services; and

•	general economic and seasonal factors.

Increased leverage may harm our financial condition and results of operations.

As of December 15, 2003, we had approximately $115.0 million of outstanding debt, $15.0 million of which related to our convertible notes due 2004 and $85.0 million of which related to our convertible notes due 2008. We have significant interest payment obligations as a result of our existing convertible notes, which we expect to total $0.9 million for the quarter ending December 31, 2003. On November 24, 2003, we entered into a three-year $60.0 million revolving credit facility with LaSalle Bank National Association, as agent. As of December 15, 2003, we have borrowed $15.0 million and have approximately $4.8 million in letters of credit outstanding under the credit facility. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest or amortization required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited.

If we cannot service our indebtedness through normal business operations, we may need to explore strategic alternatives.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness;

•	to sell selected assets; or

•	to reduce or delay planned capital expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

Our dependence on our subsidiaries for cash flow may negatively affect our ability to meet our debt service obligations.

We conduct substantially all of our business through our subsidiaries. Our ability to meet our cash obligations in the future will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make these distributions is and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. Our right to participate in the assets of any subsidiary (and thus the ability of our debt holders and our shareholders to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary.

One of our customers accounts for a significant amount of revenues, and any loss of business from that customer may hurt our financial performance and cause our stock price to decline.

Premiere Conferencing has historically relied on sales to a particular customer, IBM, for a significant portion of its revenue. Of our consolidated revenues from continuing operations, sales to IBM accounted for approximately 5% in 2000, 10% in 2001 and 12% in 2002. Of Premiere Conferencing’s consolidated revenue from continuing operations, sales to IBM accounted for approximately 22% in 2000, 29% in 2001 and 29% in 2002. Premiere Conferencing’s relationship with IBM may not continue at historical levels, and there is no long-term price protection for services provided to IBM. A loss in revenues from IBM or diminution in the relationship with IBM, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on our business, financial condition and results of operations.

If we do not attract and retain highly qualified and creative technical and support personnel, we may not be able to sustain or grow our business.

We believe that to be successful we must hire and retain highly qualified and creative engineering, product development and customer support personnel. Competition in the recruitment of highly qualified and creative personnel in the information and telecommunications services industry is intense. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled technical employees with appropriate qualifications. We may not be able to retain our key technical employees and we may not be able to attract qualified personnel in the future. If we are not able to locate, hire and retain qualified technical personnel, we may not be able to sustain or grow our business.

Our business may suffer if we do not retain the services of our chief executive officer.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, our Chairman and Chief Executive Officer. The familiarity of Mr. Jones with the markets in which we compete and emerging technologies, such as the Internet, makes him critical to our success. We maintain key man life insurance on Mr. Jones in the amount of $3.0 million, which will terminate on December 31, 2003.

If we cannot successfully integrate new technologies, products, services and systems, we may not generate sufficient revenues and operational synergies may not develop.

We continuously integrate new technologies, products, service offerings and systems. We have experienced and may continue to experience difficulty integrating new technologies into our networks. For example, conversion issues in the integration of voice-over-IP (“VoIP”) delivery into our fax2MAIL service caused a delay in the general availability release of this service. In addition, we experienced system integration issues resulting in higher than normal telecommunications costs and some service outages associated with the transitioning of services off the Cable & Wireless USA (“C&W”) network following the C&W acquisition in January 2003. If we cannot successfully integrate new technologies, products, services and systems, we may not generate sufficient revenues and operational synergies may not develop.

Downtime in our network infrastructure could result in the loss of significant customers.

We currently maintain facilities with telecommunications equipment that routes telephone calls and computer telephony equipment in locations throughout the world. The delivery of our products and services is dependent, in part, upon our ability to protect the equipment and data at our facilities with telecommunications equipment that routes telephone calls against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Despite taking a variety of precautions, we have experienced downtime in our networks from time to time and we may experience downtime in the future. For example, we have suffered and may continue to suffer service interruptions when certain of our telecommunications service providers’ connections drop. In addition, we experienced downtime in our services as a result of the Blaster worm virus in August 2003 and some service outages in the transitioning of services off the C&W network following the C&W acquisition. These types of service interruptions could result in the loss of significant customers, which could cause us to lose revenues. We take substantial precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware, fire protection systems and other contingency plans. In addition, some of our networks are designed so that the data on each network server is duplicated on a separate network server. We also maintain business interruption insurance providing for aggregate coverage of approximately $115.0 million per policy year. However, we may not be able to maintain insurance for this risk in the future, or it may not continue to be available at reasonable prices. Even if we maintain insurance for this risk, it may not be sufficient to compensate us for losses that we experience due to our inability to provide services to our customers.

If we fail to predict growth in our network usage and add needed capacity, the quality of our service offerings may suffer.

As network usage grows, we will need to add capacity to our hardware, software and facilities with telecommunications equipment that route telephone calls. This means that we continuously attempt to predict growth in our network usage and add capacity accordingly. If we do not accurately predict and efficiently manage growth in our network usage, the quality of our service offerings may suffer and we may lose customers.

Our inability to efficiently utilize or renegotiate minimum purchase requirements in our long distance telecommunications supply agreements could decrease our profitability.

Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunications services on favorable terms from telecommunications service providers. Contracts with some of our telecommunications service providers contain minimum purchase requirements through 2006. In addition, certain circuits that we purchase are subject to term requirements, including penalties for early termination of such circuits. The total amount of the minimum purchase requirements in 2002 was approximately $9.1 million, and we incurred metered telecommunications costs in excess of these minimums. It is possible that other suppliers may provide similar services at lower prices and we may not be able to renegotiate our current supply agreements to achieve comparable lower rates. Further, we can give no assurance that we will be able to utilize the minimum amount of services that we are required to purchase under these agreements. If we are unable to obtain telecommunications services on favorable terms, or if we are required to purchase more services than we are able to utilize in running our business, the costs of providing our services would likely increase, which could decrease our profitability and have a material adverse effect on our business, financial condition and results of operations.

Software failures or errors may result in failure of our platforms and/or networks, which could result in increased costs and lead to interruptions in our services and losses of significant customers and revenues.

The software that we have developed and utilize in providing our products and services may contain undetected errors. Although we generally engage in extensive testing of our software prior to introducing the software onto any of our networks and/or other equipment, errors may be found in the software after the software goes into use. Any of these errors may result in partial or total failure of our networks, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenues because of the inability of customers to use our networks or the cancellation of services by significant customers. We maintain technology errors and omissions insurance coverage of $50.0 million per policy aggregate. However, we may not be able to maintain insurance for this risk in the future, or it may not continue to be available at reasonable prices. Even if we maintain insurance for this risk, it may not be sufficient to compensate us for losses we experience due to our inability to provide services to our customers.

Interruption in long distance telecommunications services could result in service interruptions and a loss of significant customers and revenues.

Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunications services on favorable terms from long distance telecommunications service providers. We do not own a transmission network. As a result, we depend on MCI, AT&T and other providers for transmission of our customers’ long distance telecommunications services. These long distance telecommunications services generally are procured under supply agreements with multi-year terms, some of which are subject to various early termination penalties and minimum purchase requirements. We have not experienced significant losses in the past due to interruptions of long distance telecommunications services, but we might experience these types of losses in the future.

The partial or total loss of our ability to receive or terminate telephone calls could result in service interruptions and a loss of significant customers and revenues.

We depend on local phone companies that provide local transmission services, known as local exchange carriers, for call origination and termination. The partial or total loss of the ability to receive or terminate calls could result in service interruptions and a loss of significant customers and revenues. We have not experienced significant losses in the past due to interruptions of service at originating or terminating carriers, but we might experience these types of losses in the future.

If the delivery of our e-mail messages is limited or blocked, demand for our services may decline.

We depend on our ability to deliver e-mails over the Internet through Internet service providers and private networks. Internet service providers are able to block messages from reaching their users and we do not have, nor are we required to have, agreements with any Internet service providers to deliver e-mails to their customers. As a result, we could experience periodic temporary blockages of our delivery of e-mails to their customers, which would limit the effectiveness of our e-mail marketing. Some Internet service providers also use proprietary technologies to handle and deliver e-mail. If Internet service providers materially limit or block the delivery of our e-mails, or if our technology fails to be compatible with these Internet service providers’ e-mail technologies, then our business, results of operations or financial condition could be materially and adversely affected. In addition, the effectiveness of e-mail marketing may decrease as a result of increased consumer resistance to e-mail marketing in general.

Our inability to resolve pending billing disputes with MCI could result in significant costs or service disruptions.

We purchase telecommunications and other network services from MCI under numerous transmission agreements. Currently, we have several significant outstanding disputes with MCI regarding the charges billed by MCI under those agreements. We have asserted that MCI and its affiliates owe us credits exceeding $16.0 million. MCI, in turn, has disputed a portion of those credits claimed by us. If we are unable to resolve our billing dispute with MCI or are required to pay MCI an amount greater than is accrued, our financial condition and results of operations could be materially impacted. On October 22, 2003, MCI filed a supplement to its Second Amended Joint Plan of Reorganization, or Plan, under Chapter 11 of the United States Bankruptcy Code. The Plan supplement provides that the settlement agreement and mutual release between us and MCI, dated April 7, 2000, is added to the list of executory contracts that MCI intends to reject pursuant to the terms of the Plan and the Bankruptcy Code. As a party to a rejected executory contract, we may be entitled to damages from MCI for, among other things, breach of contract; however, such a claim, if allowed, would likely be treated as a general unsecured claim under the Plan. We cannot provide assurance that we will be able to resolve our billing disputes with MCI or that we will be successful in asserting any rights of set-off against amounts due to us from MCI. If we are unable to resolve our billing dispute with MCI or if the date for the rejection of our existing telecommunication service agreements is effective prior to renegotiation of these agreements with MCI or migration of traffic to an alternate provider, we could experience increased costs and/or interruptions in service, which could adversely affect our customer relationships, customer retention and results of operations.

Technological obsolescence of our equipment could result in substantial capital expenditures.

Technological advances may result in the development of new equipment and changing industry standards, which could cause our equipment to become obsolete. These events could require us to invest significant capital in upgrading or replacing our equipment. For example, we are currently in the process of introducing IP-based equipment into our bridges and may need to increase our number of ports if adoption of VoIP is more rapid than expected.

Our financial performance could cause future write-downs of goodwill or other intangible assets in future periods.

We adopted SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” effective January 1, 2002. With the adoption of SFAS No. 142, we ceased amortizing approximately $123.1 million of goodwill. In lieu of amortization, we were required to perform an initial impairment review of our goodwill in 2002 and will be required to perform an annual impairment review thereafter. The review in 2002 resulted in an impairment of certain other intangible assets at Xpedite of approximately $3.2 million. Subsequent reviews could result in impairment write-downs to goodwill and/or other intangible assets. As of September 30, 2003, we had $26.1 million of other intangible assets reflected on our financial statements for which amortization will continue.

We could be required to make payments in the future in connection with the sale of our Voicecom business unit.

In connection with the sale of our Voicecom business unit in March 2002, we agreed to retain certain liabilities relating to our operation of the unit prior to the closing of the transaction, including liabilities for certain taxes, contingent liabilities, litigation claims, and unknown liabilities. As a result, we could incur a liability in the future related to these retained liabilities. In addition, pursuant to the transaction, the buyer assumed or subleased substantially all of the real estate utilized in our Voicecom business unit. The buyer also committed to buy certain telecommunications and other services and to manage and utilize certain regulated and other assets held by our Voicecom operating subsidiaries. As of December 15, 2003, Voicecom owes one of our affiliates approximately $4.9 million for telecommunication services. An affiliate of the buyer guaranteed the timely payment of a substantial portion of these Voicecom liabilities. Of the Voicecom liabilities, approximately $0.1 million as of December 15, 2003 represents capital leases guaranteed by us. Accordingly, in the event the buyer or buyer’s affiliate fails to make payments as required, we could be required to make significant payments in the future.

Our pending shareholder litigation in the United States District Court for the Northern District of Georgia could be costly, time consuming and a diversion to management and, if adversely determined, could result in substantial liabilities.

A lawsuit was filed on November 4, 1998 against the Company and certain of its officers and directors in the Southern District of New York. Plaintiffs are shareholders of Xpedite who acquired common stock of the Company. For a description of this shareholder litigation please see Part II, Item 1. “Legal Proceedings” of our Form 10-Q for the quarter ended September 30, 2003. Regardless of the ultimate outcome, this matter could be costly, time consuming and a diversion to management and other resources. If the outcome of this matter is adverse to us, it could result in substantial damages.

Our Articles of Incorporation and Bylaws and Georgia corporate law may inhibit a takeover which may not be in the interests of shareholders.

There are several provisions in our Articles of Incorporation, which we refer to as our Articles, and our Amended and Restated Bylaws, which we refer to as our Bylaws, and Georgia corporate law that may inhibit a takeover, even when a takeover may be in the interests of our shareholders. For example, our Board of Directors is empowered to issue preferred stock without shareholder action. The existence of this “blank-check” preferred stock could render more difficult or discourage an attempt to obtain control of PTEK by means of a tender offer, merger, proxy contest or otherwise. Our Articles also divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. The classification of the Board of Directors could make it more difficult for a third party to acquire control of PTEK because our shareholders elect only one-third of the members of the Board of Directors each year. We are also subject to provisions of the Georgia Business Corporation Code that relate to business combinations with interested shareholders, which can serve to inhibit a takeover. In addition to considering the effects of any action on us and our shareholders, our Articles permit our Board of Directors and the committees and individual members of the Board to consider the interests of various constituencies, including employees, customers, suppliers, and creditors, communities in which we maintain offices or operations, and other factors which they deem pertinent, in carrying out and discharging their duties and responsibilities and in determining what is believed to be in our best interests.

Our rights plan may also inhibit a takeover which may not be in the interests of shareholders.

On June 23, 1998, our Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the registered holder to purchase one one-thousandth of a share of Series C Junior Participating preferred stock at a price of sixty dollars per one-thousandth of a share of Series C Junior Participating preferred stock, subject to adjustment. The rights may have anti-takeover effects because they will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. However, the rights should not interfere with any merger, statutory share exchange or other business combination approved by the Board of Directors since the rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by us that a person has become an acquiring person. The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with the Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities, or seeking to obtain control of us.

Risks Related to Possible Future Acquisitions

We may decide to pursue future acquisitions, and we may face risks in acquiring and integrating other businesses, products and technologies.

We may decide to pursue future acquisitions of businesses, products and technologies that we believe will complement our business. As a result, we regularly evaluate acquisition opportunities, frequently engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. We may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets. In addition, we compete for acquisitions and expansion opportunities with companies that have substantially greater resources, and competition with these companies for acquisition targets could result in increased prices for possible targets. Acquisitions also involve numerous additional risks to us and our investors, including:

•	difficulties in the assimilation of the operations, services, products and personnel of the acquired company;

•	diversion of our management’s attention from other business concerns;

•	entry into markets in which we have little or no direct prior experience;

•	potentially dilutive issuances of equity securities;

•	assumption of known and unknown liabilities; and

•	adverse financial impact from the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets.

For example, we experienced higher than normal telecommunication costs associated with Xpedite’s C&W acquisition in January 2003 and the transitioning of services off of the C&W network. We also recently entered into the financial supply chain management services market with Xpedite’s acquisition of Linkata Technologies in April 2003. If we fail to adequately manage these acquisition risks, the acquisition may not result in revenue growth, operational synergies or product and service enhancements, which could jeopardize the success of the acquisition.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs.

We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology, brand and marks. These laws and contractual provisions provide only limited protection of our proprietary rights and technology. If we are not able to protect our intellectual property and our proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our proprietary rights and technology include confidential information and trade secrets that we attempt to protect through confidentiality and nondisclosure provisions in our licensing, services, reseller and other agreements. We typically attempt to protect our confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate and our competitors may independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Furthermore, some of our systems, such as those used in our document distribution business are not proprietary and, as a result, this information may be acquired or duplicated by existing and potential competitors.

If claims alleging patent, copyright or trademark infringement are brought against us and successfully prosecuted against us, they could result in substantial costs.

Many patents, copyrights and trademarks have been issued in the general areas of information services, telecommunications, computer telephony and the Internet. From time to time, in the ordinary course of our business, we have been and expect to continue to be, subject to third party claims that our current or future products or services infringe the patent, copyright or trademark rights or other intellectual property rights of third parties. If these types of claims are brought, we ultimately may not prevail and any claiming parties may have significantly greater resources than we have to pursue litigation of these types of claims. Any infringement claim, whether with or without merit, could:

•	be time consuming and a diversion to management;

•	result in costly litigation;

•	cause delays in introducing new products and services or enhancements; or

•	result in costly royalty or licensing agreements.

We have received letters from Ronald A. Katz Technology Licensing, L.P., informing us of the existence of its respective patents and the potential applicability of those patents on our products and services. We are currently considering this matter. Certain of our former Voicecom customers have alleged that we are obligated to indemnify them against patent infringement claims made by Katz against such customers. We do not believe that we have an obligation to indemnify such customers. However, due to the inherent uncertainties of litigation, we are unable to predict the outcome of any potential litigation as a result of any of these claims, and any adverse outcome could have a material effect on our business, financial condition and results of operations.

Risks Related to Government Regulation

Recent regulatory changes may discourage certain customers from using our fax and voice messaging services and could adversely impact our results of operations.

Recent legislative and regulatory changes have imposed additional restrictions that may impact the Company’s business. Such changes include the passage of federal legislation to curb unsolicited commercial e-mail, or “spam,” and additional restrictions on telemarketing and advertising via facsimile. Xpedite provides services to customers engaged in fax and e-mail communications and telemarketing. Compliance with the new legislation and regulations could have an adverse impact on the volume of fax, e-mail and voice messages sent utilizing Xpedite’s platforms and amount of revenue generated by Xpedite in the United States. In addition, the Company could be subject to litigation concerning its compliance with these new laws and regulations.

Government regulations in the United States and internationally and the legal uncertainties related to the Internet and electronic communications may adversely affect our demand for our services and place financial burdens on our business related to compliance.

Currently, there are few laws or regulations directed specifically at electronic commerce and the Internet. However, because of the Internet’s popularity and increasing use, new laws and regulations may be adopted in the United States and internationally. These laws and regulations may cover issues such as collection and use of data from Internet website visitors, privacy, e-mail, network and information security, “spamming,” pricing, content, copyrights and other intellectual property, changes in telecommunications regulations, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet, which could impede the growth of our Web-enabled products and services and place additional financial burdens on our business in order to comply with new laws and regulations.

Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. For example, the United States Congress has enacted laws regarding on-line copyright infringement and the protection of information collected on-line from children. Although these laws may not have a direct adverse effect on our business, they add to the legal and regulatory uncertainty regarding the Internet and possible future costs of regulatory compliance.

In addition, our operations may be subject to laws and regulations in the United States and internationally regulating the unsolicited transmission of facsimile communications and e-mail. We monitor such laws and regulations, and our service agreements with customers state that customers are responsible for their compliance with all applicable laws and regulations. We could, nevertheless, be subject to litigation, fines, losses or other penalties under such laws and regulations.

Our failure to comply with various government regulations related to traditional telephone service providers could impair our ability to deliver our products and services.

One of our subsidiaries, Premiere Communications, Inc., provides regulated long distance telecommunications services and is subject to regulation by the FCC and by various state public service and public utility commissions. Premiere Communications is, and our other subsidiaries may be, affected by regulatory decisions, trends and policies made by these agencies. In addition, various international authorities may also seek to regulate, or to impose requirements with respect to, the services provided by Premiere Communications or our other subsidiaries. If Premiere Communications fails to comply with these various government regulations, or if our other subsidiaries were required to submit to the jurisdiction of such government authorities, we could be prohibited from providing portions of our services or we could be subject to fines, forfeitures or other penalties for noncompliance.

We use reasonable efforts to ensure that Premiere Communications’ operations comply with regulatory requirements. Premiere Communications, however, may not be currently in compliance with all FCC and state regulatory requirements. Furthermore, Premiere Communications’ facilities do not prevent its customers from making long distance calls in any state, including states in which it currently is not authorized to provide intrastate telecommunications services. Premiere Communications’ provision of long distance telecommunications services in states where it is not in compliance with public utility commission requirements could result in prohibitions on providing long distance service and subject us to fines, forfeitures or other penalties for noncompliance.

We may become subject to new laws and regulations involving services and transactions in the areas of electronic commerce, which could increase costs of compliance

In conducting our business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and we are also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, these laws, rules and regulations could be imposed on our business and industry and could result in substantial compliance costs.

Risks Related to International Operations and Expansion

Our future success depends on our expansion into international markets and revenue from international operations may not grow enough to offset the cost of expansion.

A component of our strategy is our planned expansion into international markets. Revenue from international operations may not grow enough to offset the cost of establishing and expanding these international operations. We currently deliver multimedia messaging and conferencing services worldwide. While we have significant international experience in the delivery of our multimedia messaging services, we have only limited experience in marketing and distributing our conferencing services. Accordingly, we may not be able to successfully market, sell and deliver our conferencing services in the new international markets.

There are risks inherent in international operations that could hinder our international growth strategy.

Our ability to achieve future success will depend in part on the expansion of our international operations. There are difficulties and risks inherent in doing business on an international level that could prevent us from selling our products and services in other countries or hinder our expansion once we have established international operations, including, among other things, the following:

•	burdensome regulatory requirements and unexpected changes in these requirements;

•	export restrictions and controls relating to technology;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing international operations;

•	longer payment cycles;

•	problems in collecting accounts receivable;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

•	potentially adverse tax consequences.

We could experience losses from fluctuations in currency exchange rates.

Because we conduct business outside the United States, some of our expenses and revenues are derived in foreign currencies. In particular, a significant portion of our multimedia messaging business is conducted outside the United States and a significant portion of our revenues and expenses from that business are derived in foreign currencies. Accordingly, we could experience material losses due to fluctuations in foreign currencies. We have not experienced any material losses from fluctuations in currency exchange rates, but we could in the future. We typically denominate foreign transactions in foreign currency and have not regularly engaged in hedging transactions, although we may engage in hedging transactions from time to time in the future.